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                             STOCK OPTION AGREEMENT


          THIS STOCK OPTION AGREEMENT (this "STOCK OPTION AGREEMENT"), dated as of July 28, 1997, by and between National Semiconductor Corporation, a Delaware corporation ("PARENT"), and Cyrix Corporation, a Delaware corporation (the "COMPANY").

          WHEREAS, concurrently with the execution and delivery of this Stock Option Agreement, Parent, the Company, and Nova Acquisition Corp. ("SUB") are entering into an Agreement and Plan of Merger, dated as of the date hereof (the "MERGER AGREEMENT"), which provides, among other things, upon the terms and subject to the conditions thereof, for the merger of Sub into the Company (the "MERGER"); and

          WHEREAS, as a condition to Parent's willingness to enter into the Merger Agreement, Parent has requested that the Company agree, and the Company has so agreed, to grant to Parent an option with respect to certain shares of the Company's common stock, on the terms and subject to the conditions set forth herein;

          NOW, THEREFORE, to induce Parent to enter into the Merger
Agreement, and in consideration of the mutual covenants and agreements set forth herein and in the Merger Agreement, the parties hereto agree as follows:

          1. GRANT OF OPTION. The Company hereby grants Parent an irrevocable option (the "OPTION") to purchase from the Company upon original issue up to a number of shares of common stock, $.004 par value, of the Company ("COMPANY COMMON STOCK") equal to 19.9% of the number of shares of Company Common Stock outstanding on the date of this Stock Option Agreement, subject to adjustment as provided in Section 11 (such shares being referred to herein as the "COMPANY SHARES"), in the manner set forth below at an exercise price of $27.59 in cash or 0.825 shares of common stock, $.50 par value, of Parent ("PARENT COMMON STOCK") per Company Share, subject to adjustment as provided in Section 2(b) (the "EXERCISE PRICE"), payable in cash or Parent Common Stock at Parent's option in accordance with Section 4 hereof. Notwithstanding the foregoing, in no event shall the number of shares for which the Option is exercisable exceed 19.9% of the number of issued and outstanding shares of Company Common Stock. Capitalized terms used herein but not defined herein shall have the meanings set forth in the Merger Agreement.

          2. EXERCISE OF OPTION. (a) The Option may be exercised by Parent, in whole or in part, at any time or from time to time after the earliest of:
(i) the Merger Agreement becoming terminable by Parent under Section 9.1(e) of the Merger Agreement, (ii) an Acquisition Proposal becoming publicly announced or disclosed prior to the approval of the Merger by the

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stockholders of the Company at the Company Meeting or (iii) the receipt by
Parent of a Superior Proposal Notice pursuant to Section 7.9(c) of the Merger Agreement, any such event(s) being referred to herein as a "TRIGGER EVENT."
The Company shall notify Parent promptly in writing of the occurrence of any Trigger Event, it being understood that the giving of such notice by the Company shall not be a condition to the right of Parent to exercise the Option. If Parent wishes to exercise the Option, in whole or in part, Parent shall deliver to the Company a written notice (an "EXERCISE NOTICE") specifying the total number of Company Shares it wishes to purchase (the "DESIGNATED NUMBER"), the Exercise Price per Company Share (subject to
Section 2(b) and whether the consideration payable by Parent will be in cash or shares of Parent Common Stock. Each closing of a purchase of Company
Shares (a "CLOSING") shall occur at a place, on a date and at a time designated by Parent in an Exercise Notice delivered at least two business days prior to the date of closing. The Option shall terminate, unless Parent has theretofore delivered an Exercise Notice, upon the earlier of (i) the Effective Date or (ii) termination of the Merger Agreement in accordance with its terms. Notwithstanding the foregoing, the Option may not be exercised if Parent is in material breach of any of its material representations or warranties, or in material breach of any of its material covenants or agreements, contained in this Stock Option Agreement or in the Merger Agreement. Upon the giving by Parent to the Company of the Exercise Notice and the tender of the applicable aggregate Exercise Price in either cash or Parent Common Stock, Parent shall be deemed to be the holder of record of the Company Shares issuable upon such exercise, notwithstanding that the stock transfer books of the Company shall then be closed or that certificates representing such Company Shares shall not then be actually delivered to Parent.

          (b) Notwithstanding anything to the contrary in this Stock Option Agreement, the Aggregate Spread (as defined below) shall not exceed $27 million less any amount theretofore paid to Parent with respect to the Termination Fee and Expenses in accordance with Section 9.2 of the Merger Agreement (the "MAXIMUM VALUE"). The sum of (i) the Aggregate Spread relating to Company Shares issued to Parent with respect to which Parent has not theretofore exercised its put right under Section 7(a) and (ii) any Termination Fee and Expenses paid to Parent pursuant to Section 9.2 of the Merger Agreement shall not exceed an aggregate of $27 million. If any exercise of the Option would result in an Aggregate Spread (including the Aggregate Spread in connection with any prior exercises of the Option) in excess of the Maximum Value, the Exercise Price shall be increased such that the Aggregate Spread (including the Aggregate Spread in connection with any prior exercises of the Option) shall equal the Maximum Value. As used in this Stock Option Agreement, the "FAIR MARKET VALUE" of any share shall be the daily closing sales price for such share on the NYSE Composite Tape


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or the National Association of Securities Dealers, Inc. Automated Quotation
System ("NASDAQ"), as the case may be, on the trading day immediately prior to the date of such price is to be determined (unless the Exercise Notice is delivered on the date an Acquisition Proposal is first publicly announced, in which event the closing sales price on the date such Exercise Notice is delivered shall be used to determine "Fair Market Value") and (ii) the "AGGREGATE SPREAD" is defined as the product of (i) the difference between
(A) the Fair Market Value of a share of Company Common Stock on the date Parent delivers the Exercise Notice and (B) $27.59 (or if the Exercise Price is increased pursuant to this Section 2(b), such Exercise Price) multiplied by (ii) the Designated Number with respect to such exercise.

          3. CONDITIONS TO CLOSING; BEST EFFORTS. (a) The obligation of the Company to issue the Company Shares to Parent hereunder is subject to the following conditions: (i) all waiting periods, if any, under the HSR Act, applicable to the issuance of the Company Shares hereunder shall have expired or been terminated; and (ii) no preliminary or permanent injunction or other order by any court of competent jurisdiction prohibiting or otherwise restraining such issuance shall be in effect.

          (b)  Each of Parent and the Company shall use its best efforts:
(i) to make all filings and registrations with, and to obtain all consents, approvals, orders or authorizations of, any Governmental Entity, if any, required in connection with the issuance of the Company Shares hereunder, and
(ii) to make application to list the Company Shares on the National Market of NASDAQ upon official notice of issuance.

          4.  CLOSING.  At any Closing, (i) the Company will deliver to
Parent or its designee a single certificate in definitive form representing the Designated Number of Company Shares, such certificate to be registered in the name of Parent and to bear the legend set forth in Section 12(a), and
(ii) Parent will deliver to the Company the aggregate price for the Company Shares so designated and being purchased by, at Parent's option, either (x) wire transfer of immediately available funds or certified check or bank check in an amount equal to the Exercise Price multiplied by the Designated Number or (y) a certificate registered in the name of the Company and bearing the legend set forth in Section 12(b) representing the number of whole shares of Parent Common Stock equal to the product of (A) a fraction equal to the Exercise Price divided by $27.59 (which fraction shall equal 1 unless the Exercise Price is increased pursuant to Section 2(b)), multiplied by (B) the Designated Number multiplied by (C) the Exchange Ratio, and rounded to the nearest whole number of shares. The Company shall pay all expenses and any and all United States federal, state and local taxes and other charges that may be payable in connection with the preparation, issue and delivery of stock

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certificates in the name of Parent or its designee under this Section 4.
Parent shall pay all expenses and any and all United States federal, state and local taxes and other charges that may be payable in connection with the preparation, issue and delivery of stock certificates in the name of the Company or its designee under this Section 4.

          5. REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The Company represents and warrants to Parent as follows:

          (a) The Company has taken all necessary corporate action to authorize and reserve for issuance and to permit it to issue, upon exercise of the Option, and at all times from the date hereof through the expiration of the Option will have reserved, a number of authorized and unissued Company Shares equal to 19.9% of the number of Company Shares issued and outstanding on the date hereof, such amount being subject to adjustment as provided in
Section 11, all of which, upon their issuance and delivery in accordance with the terms of this Stock Option Agreement, will be validly issued, fully paid and nonassessable.

          (b) Upon delivery of the Company Shares to Parent upon the exercise of the Option, Parent will acquire the Company Shares free and clear of all claims, liens, charges, encumbrances and security interests of any nature whatsoever.

          (c) Neither the Company, nor any of its affiliates or anyone acting on its or their behalf, has issued, sold or offered any security of the Company to any person under circumstances, or taken any other action, that would cause the issuance and sale of the Company Shares, as contemplated by this Stock Option Agreement, to be subject to the registration requirements of the Securities Act as in effect on the date hereof and, assuming the representations of Parent contained in Section 6 are true and correct, the issuance, sale and delivery of the Company Shares hereunder upon exercise of the Option will be exempt from the registration and prospectus delivery requirements of the Securities Act, as in effect on the date hereof.

          (d) Upon delivery by the Company of any shares of Parent Common Stock to Parent in connection with the exercise of Parent's rights under
Section 7(a), and assuming the representations of Parent contained in Section 6 are true and correct, the Company will represent that it owns the shares of Parent Common Stock and Parent will acquire the shares of Parent Common Stock free and clear of all claims, liens, charges, encumbrances and security interests of any nature whatsoever.

          (e) Any shares of Parent Common Stock acquired by the Company upon Parent's exercise of the Option will be acquired for the Company's own account, and will not be acquired

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by the Company with a view to the distribution thereof in violation of any applicable provision of the Securities Act. The Company has received copies of all reports filed by Parent pursuant to Section 12, 13 or 14 of the Exchange Act in the preceding twelve months and had an opportunity to ask questions concerning the shares of Parent Common Stock that may be acquired by the Company upon Parent's exercise of the Option and concerning the business and financial affairs of Parent, and to receive answers concerning the same, from representatives of Parent. The Company has such knowledge and experience in business and financial matters as to be capable of utilizing the information which is available to it to evaluate the merits and risks of an investment by the Company in the shares of Parent Common Stock and the Company is able to bear the economic risks of any investment in the shares of Parent Common Stock which the Company may acquire upon Parent's exercise of the Option.

          6. REPRESENTATIONS AND WARRANTIES OF PARENT. Parent represents and warrants to the Company as follows:

          (a) All shares of Parent Common Stock issued to the Company in connection with the exercise by Parent of the Option, if any, upon their issuance and delivery in accordance with the terms of this Stock Option Agreement, will be validly issued, fully paid and nonassessable.

          (b) Upon delivery of any shares of Parent Common Stock to the Company upon Parent's exercise of the Option, the Company will acquire the shares of Parent Common Stock free and clear of all claims, liens, charges, encumbrances and security interests of any nature whatsoever.

          (c) Neither Parent, nor any of its affiliates or anyone acting on its or their behalf, has issued, sold or offered any security of Parent to any person under circumstances, or taken any other action, that would cause the issuance and sale of the shares of Parent Common Stock in connection with Parent's exercise of the Option, as contemplated by this Stock Option Agreement, to be subject to the registration requirements of the Securities Act as in effect on the date hereof and, assuming the representations of the Company contained in Section 5 are true and correct, the issuance, sale and delivery of the shares of Parent Common Stock hereunder upon Parent's exercise of the Option will be exempt from the registration and prospectus delivery requirements of the Securities Act, as in effect on the date hereof.

          (d) Upon delivery by Parent of the Company Shares to the Company in connection with the exercise of Parent's rights under Section 7(a), and assuming the representations of the Company contained in Section 5 are true and correct, Parent shall represent that it owns the Company Shares and the Company will acquire the Company Shares free and clear of all claims,

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liens, charges, encumbrances and security interests of any nature whatsoever.

          (e) Parent represents and warrants to the Company that any Company Shares acquired upon exercise of the Option will be acquired for Parent's own account, and will not be, and the Option is not being, acquired by Parent with a view to the distribution thereof in violation of any applicable provision of the Securities Act. Parent has received copies of all reports filed by the Company pursuant to Section 12, 13 or 14 of the Exchange Act in the preceding twelve months and had an opportunity to ask questions concerning the Company Shares acquired upon exercise of the Option and concerning the business and financial affairs of the Company, and to receive answers concerning the same, from representatives of the Company. Parent has such knowledge and experience in business and financial matters as to be capable of utilizing the information which is available to it to evaluate the merits and risks of an investment by Parent in the Company Shares and Parent is able to bear the economic risks of any investment in the Company Shares which Parent may acquire upon exercise of the Option.

          7.  CERTAIN REPURCHASES.

          (a) PARENT PUT. At the request of Parent by written notice to the Company (the "REPURCHASE NOTICE") at any time after the exercise of the Option and prior to the one-year anniversary of the first Closing of the Option (the "REPURCHASE PERIOD"), the Company (or any successor entity thereof) shall repurchase from Parent all or any portion of the Company Shares purchased by Parent pursuant to the Option, at the price equal to the sum of (A) the aggregate Exercise Price paid by Parent for all Company Shares acquired pursuant to the Option (payable by delivery of the kind (i.e. cash or shares of Parent Common Stock) and amount of consideration paid by Parent to exercise the Option) plus, if any of the events described in clauses 9.2(b)(i), (ii), or (iii) of the Merger Agreement shall have occurred, (B) the Aggregate Spread at the time of the exercises of the Option.

          (b) PAYMENT AND REDELIVERY OF SHARES. If Parent exercises its rights under this Section 7, the Company shall, within three business days thereafter, pay the required amount to Parent in immediately available funds (and/or deliver the shares of Parent Common Stock, as the case may be) and Parent shall surrender to the Company the certificates evidencing the Company Shares purchased by Parent pursuant thereto.

          (c) PROHIBITION OF REPURCHASE. After delivery by Parent of a Repurchase Notice, to the extent that the Company is prohibited under any applicable law or regulation from repurchasing the Company Shares in full in accordance with this Section 7, the Company shall immediately so notify Parent and, thereafter, shall deliver to Parent from time to time, promptly

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and in any event within five business days following the lapse of any such prohibition, the repurchase price for that portion of the Company Shares determined pursuant to Section 7(a), with respect to which Parent has delivered such Repurchase Notice (the "REPURCHASE PRICE") that it is no longer prohibited from delivering; PROVIDED, HOWEVER, that if the Company at any time after delivery by Parent of a Repurchase Notice pursuant to Section 7(a) is prohibited under applicable law or regulation from delivering to Parent the Repurchase Price in full (and the Company hereby undertakes to use all reasonable efforts to obtain all required regulatory and legal approvals and to file any required notices as promptly as practicable in order to accomplish such repurchase), then Parent may to that extent revoke its Repurchase Notice, whereupon the Company, in addition to paying such portion of the Repurchase Price as it is permitted to pay, shall promptly deliver to Parent, to the extent theretofore surrendered by Parent pursuant to Section 7(b), a certificate for the Company Shares that the Company is then so prohibited from repurchasing.

          8. VOTING OF SHARES. Following the date hereof and prior to the fifth anniversary of the date hereof (the "EXPIRATION DATE"), Parent shall vote any shares of capital stock of the Company acquired by Parent pursuant to this Stock Option Agreement ("RESTRICTED SHARES") or otherwise beneficially owned (within the meaning of Rule 13d-3 promulgated under the Exchange Act) by Parent on each matter submitted to a vote of stockholders of the Company for and against such matter in the same proportion as the votes of all other stockholders of the Company are voted (whether by proxy or otherwise) for and against such matter; PROVIDED, that Parent may vote in its sole discretion any shares of capital stock of the Company with respect to transactions contemplated by the Merger Agreement or any matters described in
Item 14 of Schedule 14A adopted by the Commission under the Exchange Act.

          9.  TRANSFER.

          (a) RESTRICTIONS ON TRANSFER. Prior to the Expiration Date, Parent shall not, directly or indirectly, by operation of law or otherwise, sell, assign, pledge or otherwise dispose of or transfer any Restricted Shares beneficially owned by Parent, other than pursuant to Section 7,
Section 9(b) or Section 10(a). Prior to the expiration of the Repurchase Period, the Company shall not, directly or indirectly, by operation of law or otherwise, sell, assign, pledge or otherwise dispose of or transfer any shares of Parent Common Stock received by the Company upon exercise of the Option other than pursuant to Section 7, Section 9 or Section 10(b).

          (b) PERMITTED SALES. Following the termination of the Merger Agreement, Parent shall be permitted to sell any Restricted Shares beneficially owned by it if such sale is made pursuant to a tender or exchange offer that has been approved

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or recommended, or otherwise determined to be fair to and in the best interests of the stockholders of the Company, by a majority of the members of the Board of Directors of the Company, which majority shall include a majority of directors who were directors prior to the announcement of such tender or exchange offer, or in any merger, consolidation or other business combination involving the Company. Following the termination of the Merger Agreement, the Company shall be permitted to sell any shares of Parent Common Stock beneficially owned by it if such sale is made pursuant to a tender or exchange offer that has been approved or recommended, or otherwise determined to be fair to and in the best interests of the stockholders of Parent, by a majority of the members of the Board of Directors of Parent, which majority shall include a majority of directors who were directors prior to the announcement of such tender or exchange offer, or in any merger, consolidation or other business combination involving Parent.

          10.  REGISTRATION RIGHTS.

          (a) PARENT. Following the termination of the Merger Agreement, Parent may by written notice (the "REGISTRATION NOTICE") to the Company request the Company to register under the Securities Act all or any part of the Restricted Shares beneficially owned by Parent (the "REGISTRABLE SECURITIES") pursuant to a bona fide firm commitment underwritten public offering in which Parent and the underwriters shall effect as wide a distribution of such Registrable Securities as is reasonably practicable and shall use all reasonable efforts to prevent any person (including any group) and its affiliates from purchasing through such offering Restricted Shares representing more than 1% of the outstanding shares of common stock of the Company on a fully diluted basis (a "PERMITTED OFFERING"). The Registration Notice shall include a certificate executed by Parent and its proposed managing underwriter, which underwriter shall be an investment banking firm of nationally recognized standing (the "MANAGER"), stating that (i) they have a good faith intention to commence promptly a Permitted Offering and (ii) the Manager in good faith believes that, based on the then prevailing market conditions, it will be able to sell the Registrable Securities at a per share price equal to at least 80% of the then Fair Market Value of such shares. The Company (and/or any person designated by the Company) shall thereupon have the option, exercisable by written notice delivered to Parent within ten business days after the receipt of the Registration Notice, irrevocably to agree to purchase all or any part of the Registrable Securities for cash at a price (the "OPTION PRICE") equal to the product of (i) the number of Registrable Securities and (ii) the then Fair Market Value of such shares. Any such purchase of Registrable Securities by the Company (or its designee) hereunder shall take place at a closing to be held at the principal executive offices of the Company or at the offices of its counsel at any reasonable date and time designated by the Company and/or such designee in such notice within 20

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business days after delivery of such notice.  Any payment for the shares to be purchased shall be made by delivery at the time of such closing of the Option Price in immediately available funds.

          If the Company does not elect to exercise its option pursuant to this Section 10(a) with respect to all Registrable Securities, it shall use all reasonable efforts to effect, as promptly as practicable, the registration under the Securities Act of the unpurchased Registrable Securities; PROVIDED, HOWEVER, that (i) Parent shall be entitled to no more than an aggregate of two effective registration statements hereunder and (ii) the Company will not be required to file any such registration statement during any period of time (not to exceed 90 days after such request) when (A) the Company is in possession of material non-public information which it reasonably believes would be detrimental to be disclosed at such time, and, in the opinion of counsel to the Company, such information would have to be disclosed if a registration statement were filed at that time; (B) the Company is required under the Securities Act to include audited financial statements for any period in which such registration statement is to be filed and such financial statements are not yet available for inclusion in such registration statement; or (C) the Company determines, in its reasonable judgment, that such registration would interfere with any financing, acquisition or other material transaction involving the Company or any of its affiliates. The Company shall use reasonable efforts to cause any Registrable Securities registered pursuant to this Section 10(a) to be qualified for sale under the securities or Blue Sky law of such jurisdictions as Parent may reasonably request and shall continue such registration or qualification in effect in such jurisdiction; PROVIDED, HOWEVER, that the Company shall not be required to qualify to do business in, or consent to general service of process in, any jurisdiction by reason of this provision.

          The registration rights set forth in this Section 10(a) are subject to the condition that Parent shall provide the Company with such information with respect to such holder's Registrable Securities, the plans for the distribution thereof, and such other information with respect to such holder as, in the reasonable judgment of counsel for the Company, is necessary to enable the Company to include in such registration statement all material facts required to be disclosed with respect to a registration thereunder.

          A registration effected under this Section 10(a) shall be effected at the Company's expense, except for underwriting discounts and commissions and the fees and the expenses of counsel to Parent, and the Company shall provide to the underwriters such documentation (including certificates, opinions of counsel and "comfort" letters from auditors) as are customary in connection with underwritten public offerings as such underwriters may reasonably require. In connection with any

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such registration, the parties agree (i) to indemnify each other and the underwriters in the customary manner, (ii) to enter into an underwriting agreement in form and substance customary for transactions of such type with the Manager and the other underwriters participating in such offering, and
(iii) to take all further actions which shall be reasonably necessary to effect such registration and sale (including, if the Manager deems it necessary, participating in road-show presentations).

      The Company shall be entitled to include (at its expense) additional shares of its common stock in a registration effected pursuant to this
Section 10(a) only if and to the extent the Manager determines that such inclusion will not adversely affect the prospects for success of such offering.

      (b) COMPANY. At any time after the earlier of the Repurchase Period or such time following the first Closing as Parent owns less than 50% of the Restricted Shares paid for with shares of Parent Common Stock (PROVIDED that the Company shall retain during the entire Repurchase Period a sufficient number of shares of Parent Common Stock to satisfy any exercise of Parent's rights under Section 7(a)), unless all of the shares of Parent Common Stock could be freely sold without registration under the Securities Act, the Company may by written notice (the "COMPANY REGISTRATION NOTICE") to Parent request Parent to register under the Securities Act all or any part of the shares of Parent Common Stock issued to the Company upon Parent's exercise of the Option and beneficially owned by the Company (the "REGISTRABLE PARENT SECURITIES") pursuant to a bona fide firm commitment underwritten public offering in which the Company and the underwriters shall effect as wide a distribution of such Registrable Parent Securities as is reasonably practicable and shall use all reasonable efforts to prevent any person (including any group) and its affiliates from purchasing through such offering Registrable Parent Securities representing more than 1% of the outstanding shares of common stock of Parent on a fully diluted basis (a "PERMITTED PARENT OFFERING"). The Company Registration notice shall include a certificate executed by the Company and its proposed managing underwriter, which underwriter shall be an investment banking firm of nationally recognized standing (the "COMPANY MANAGER"), stating that (i) they have a good faith intention to commence promptly a Permitted Parent Offering and
(ii) the Company Manager in good faith believes that, based on the then prevailing market conditions, it will be able to sell the Registrable Parent Securities at a per share price equal to at least 80% of the then Fair Market Value of such shares. Parent (and/or any person designated by Parent) shall thereupon have the option, exercisable by written notice delivered to the Company within ten business days after the receipt of the Company Registration Notice, irrevocably to agree to purchase all or any part of the Registrable Parent Securities for cash at a price (the "PARENT OPTION PRICE") equal to the product of (i) the number of Registrable Parent Securities and
(ii) the then Fair Market Value of

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such shares. Any such purchase of Registrable Parent Securities by Parent (or its designee) hereunder shall take place at a closing to be held at the principal executive offices of Parent or at the offices of its counsel at any reasonable date and time designated by Parent and/or such designee in such notice within 20 business days after delivery of such notice. Any payment for the shares to be purchased shall be made by delivery at the time of such closing of the Parent Option Price in immediately available funds.

      If Parent does not elect to exercise its option pursuant to this
Section 10(b) with respect to all Registrable Parent Securities, it shall use all reasonable efforts to effect, as promptly as practicable, the registration under the Securities Act of the unpurchased Registrable Parent Securities; PROVIDED, HOWEVER, that (i) the Company shall be entitled to no more than an aggregate of two effective registration statements hereunder and
(ii) Parent will not be required to file any such registration statement during any period of time (not to exceed 90 days after such request) when (A) Parent is in possession of material non-public information which it reasonably believes would be detrimental to be disclosed at such time, and, in the opinion of counsel to Parent, such information would have to be disclosed if a registration statement were filed at that time; (B) Parent is required under the Securities Act to include audited financial statements for any period in which such registration statement is to be filed and such financial statements are not yet available for inclusion in such registration statement; or (C) Parent determines, in its reasonable judgement, that such registration would interfere with any financing, acquisition or other material transaction involving Parent or any of its affiliates. Parent shall use reasonable efforts to cause any Registrable Parent Securities registered pursuant to this Section 10(b) to be qualified for sale under the securities or Blue Sky laws of such jurisdictions as the Company may reasonably request and shall continue such registration or qualification in effect in such jurisdiction; PROVIDED, HOWEVER, that Parent shall not be required to qualify to do business in, or consent to general service of process in, any jurisdiction by reason of this provision.

      The registration rights set forth in this Section 10(b) are subject to the condition that the Company shall provide Parent with such information with respect to such holder's Registrable Parent Securities, the plans for the distribution thereof, and such other information with respect to such holder as, in the reasonable judgment of counsel for Parent, is necessary to enable Parent to include in such registration statement all material facts required to be disclosed with respect to a registration thereunder.

A registration effected under this Section 10(b) shall be effected at Parent's expense, except for underwriting discounts and commissions and the fees and the expenses of

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counsel to the Company, and Parent shall provide to the underwriters such documentation (including certificates, opinions of counsel and "comfort" letters from auditors) as are customary in connection with underwritten public offerings as such underwriters may reasonably require. In connection with any such registration, the parties agree (i) to indemnify each other and the underwriters in the customary manner, (ii) to enter into an underwriting agreement in form and substance customary for transactions of such type with the Company Manager and the other underwriters participating in such offering, and (iii) to take all further actions which shall be reasonably necessary to effect such registration and sale (including, if the Company Manager deems it necessary, participating in road-show presentations).

      Parent shall be entitled to include (at its expense) additional shares of its common stock in a registration effected pursuant to this Section 10(b) only if and to the extent the Company Manager determines that such inclusion will not adversely affect the prospects for success of such offering.

      11. ADJUSTMENT UPON CHANGES IN CAPITALIZATION. Without limiting any restriction on the Company contained in this Stock Option Agreement or in the Merger Agreement, in the event of any change in Company Common Stock by reason of stock dividends, split-ups, mergers (other than the Merger), recapitalizations, combinations, exchanges of shares or the like, the type and number of shares or securities subject to the Option, and the purchase price per share provided in Section 1, shall be adjusted appropriately to restore to Parent its rights hereunder, including the right to purchase from the Company (or its successors) shares of Company Common Stock representing 19.9% of the outstanding Company Common Stock for the aggregate Exercise Price calculated as of the date of this Stock Option Agreement as provided in
Section 1, subject to adjustment as provided in Section 2(b).

      12. RESTRICTIVE LEGENDS. (a) Each certificate representing shares of Company Common Stock issued to Parent hereunder shall include a legend in substantially the following form:

            THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY BE REOFFERED OR SOLD ONLY IF SO REGISTERED OR IF AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE. SUCH SECURITIES ARE ALSO SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER AS SET FORTH IN THE STOCK OPTION AGREEMENT, DATED AS OF JULY 28, 1997, A COPY OF WHICH MAY BE OBTAINED FROM THE ISSUER UPON REQUEST.

      (b) Each certificate representing shares of Parent Common Stock issued to the Company hereunder shall include a legend in substantially the following form:

            THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY BE REOFFERED OR SOLD ONLY IF SO REGISTERED OR IF AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE. SUCH SECURITIES ARE ALSO SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER AS SET FORTH IN THE STOCK OPTION AGREEMENT, DATED AS OF JULY 28, 1997, A COPY OF WHICH MAY BE OBTAINED FROM THE ISSUER UPON REQUEST.

      (c) It is understood and agreed that: (i) the references to the resale restrictions of the Securities Act in the above legends shall be removed by delivery of substitute certificate(s) without such reference if the holder shall have delivered to the issuer a copy of a letter from the staff of the Securities and Exchange Commission, or an opinion of counsel, in form and substance satisfactory to the issuer, to the effect that such legend is not required for purposes of the Securities Act; (ii) the reference to the provisions to this Stock Option Agreement in the above legends shall be removed by delivery of substitute certificate(s) without such reference if the shares have been sold or transferred in compliance with the provisions of this Stock Option Agreement and under circumstances that do not require the retention of such reference; and (iii) the legend shall be removed in its entirety if the conditions in the preceding clauses (i) and (ii) are both satisfied. In addition, such certificates shall bear any other legend as may be required by law. Certificates representing shares sold in a registered public offering pursuant to Section 10 shall not be required to bear the legends set forth in this Section 12.

      13. BINDING EFFECT; NO ASSIGNMENT; NO THIRD-PARTY BENEFICIARIES. This Stock Option Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Except as expressly provided for in this Stock Option Agreement, neither this Stock Option Agreement nor the rights or the obligations of either party hereto are assignable, except by operation of law, or with the written consent of the other party. Nothing contained in this Stock Option Agreement, express or implied, is intended to confer upon any person other than the parties hereto and their respective permitted assigns any rights or remedies of any nature whatsoever by reason of this Stock Option Agreement. Any Restricted Shares or shares of Parent Common Stock sold by a party in compliance with the provisions of Section 10 shall, upon consummation of such sale, be free of the restrictions imposed with respect to such shares by this Stock Option Agreement, unless and until such party shall repurchase or otherwise become the beneficial owner of such shares, and any transferee of such shares shall not be entitled to the registration rights of such party.

      14. SPECIFIC PERFORMANCE. The parties hereby acknowledge and agree that the failure of the Company to perform its agreement and covenants hereunder will cause irreparable injury to Parent for which damages, even if available, will not be an adequate remedy. Accordingly, the Company hereby consents to the issuance of injunctive relief by any court of competent jurisdiction to compel performance of the Company's obligations and to the granting by any such court of the remedy of specific performance of its obligations hereunder.

      15. ENTIRE AGREEMENT. This Stock Option Agreement and the Merger Agreement (including the exhibits and schedules thereto) constitute the entire agreement of the parties and supersede all prior agreements and undertakings, both written and oral, among the parties, with respect to the subject matter hereof.

      16. FURTHER ASSURANCES. Each party will execute and deliver all such further documents and instruments and take all such further action as may be necessary in order to consummate the transactions contemplated hereby.

      17. VALIDITY. The invalidity or unenforceability of any provision of this Stock Option Agreement shall not affect the validity or enforceability of the other provisions of this Stock Option Agreement or the provisions of the Merger Agreement, which shall remain in full force and effect. If any court or other Governmental Entity holds any provisions of this Stock Option Agreement to be null, void or unenforceable, the parties hereto shall negotiate in good faith the execution and delivery of an amendment to this Stock Option Agreement in order, as nearly as possible, to effectuate, to the extent permitted by law, the intent of the parties hereto with respect to such provision and the economic effects thereof. If for any reason any such court or other Governmental Entity determines that Parent is not permitted to acquire, or the Company is not permitted to repurchase pursuant to Section 7, the full number of shares of Company Common Stock provided in Section 1 hereof (as the same may be adjusted), it is the express intention of the company to allow Parent to acquire or to require the Company to repurchase such lesser number of shares as may be permissible, without any amendment or modification hereof. Each party agrees that, should any court or other Governmental Entity hold any provision of this Stock Option Agreement or part hereof to be null, void or unenforceable, or order any party to take any action inconsistent herewith, or not take any action required herein, the other party shall not be entitled to specific performance of such provision or part hereof or to any other remedy, including, without limitation, money damages, for breach hereof or of any other provision of this Stock Option Agreement or part hereof as the result of such holding or order.

      18. NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given in the manner provided in the Merger Agreement.

      19. GOVERNING LAW. This Stock Option Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware (without giving effect to the provisions thereof relating to conflicts of law).

      20. HEADINGS. The headings contained in this Stock Option Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Stock Option Agreement.

      21. COUNTERPARTS. This Stock Option Agreement may be executed in multiple counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

      22. EXPENSES. Except as otherwise expressly provided herein or in the Merger Agreement, all costs and expenses incurred in connection with the transactions contemplated by this Stock Option Agreement shall be paid by the party incurring such expenses.

      23. AMENDMENTS; WAIVER. This Stock Option Agreement may be amended by the parties hereto, and the terms and conditions hereof may be waived, only by an instrument in writing signed on behalf of each of the parties hereto or, in the case of a waiver, by an instrument signed on behalf of the party waiving compliance.

      24. EXTENSION OF TIME PERIODS. The time periods for exercise of certain rights under Sections 2, 7 and 10 shall be extended (i) to the extent necessary to obtain all regulatory approvals for the exercise of such rights and for the expiration of all statutory waiting periods and (ii) to the extent necessary to avoid any liability under Section 16(b) of the Exchange Act by reason of such exercise.

      25. REPLACEMENT OF OPTION. Upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Stock Option Agreement, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Stock Option Agreement, if mutilated, the Company will execute and deliver a new agreement of like tenor and date.

      IN WITNESS WHEREOF, the parties hereto have caused this Stock Option Agreement to be executed by their respective duly authorized officers as of the date first above written.


                                       NATIONAL SEMICONDUCTOR CORPORATION

                                       By /s/ Donald Macleod
                                          --------------------------------
                                          Name   Donald Macleod
                                          Title  CFO


                                       CYRIX CORPORATION

                                       By /s/ James W. Swent III
                                          --------------------------------
                                          Name   James W. Swent III
                                          Title  Sr. V.P.